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As filed with the Securities and Exchange Commission on June 30, 2015.

Registration No. 333-204622

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
Form S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

NATERA, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	8071 (Primary Standard Industrial Classification Code Number)	01-0894487 (I.R.S. Employer Identification Number)

Natera, Inc.
201 Industrial Road, Suite 410
San Carlos, California 94070
(650) 249-9090
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Herm Rosenman
Chief Financial Officer
Natera, Inc.
201 Industrial Road, Suite 410
San Carlos, California 94070
(650) 249-9090
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Robert V. Gunderson, Jr., Esq. John F. Dietz, Esq. Richard C. Blake, Esq. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 1200 Seaport Blvd. Redwood City, California 94063 (650) 321-2400	Daniel Rabinowitz, Esq. Secretary and General Counsel Natera, Inc. 201 Industrial Road, Suite 410 San Carlos, California 94070 (650) 249-9090	Alan F. Denenberg, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2004

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

 Explanatory Note

        This amendment to the Registration Statement on Form S-1, or Registration Statement, is being submitted solely for the purposes of submitting Exhibits 10.8, 10.8.2, 10.8.3 and 10.13 herewith. No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 13, 14, 15 or 17 of Part II of the Registration Statement.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses expected to be incurred and payable by us in connection with the sale and distribution of our common stock, other than underwriting discounts and commissions. All amounts are estimates except for the Securities and Exchange Commission (SEC) registration fee, the Financial Industry Regulatory Authority (FINRA) filing fee and the Nasdaq Global Select Market listing fee.

Payable by us
SEC registration fee	$14,198
FINRA filing fee	18,828
Nasdaq Global Select Market listing fee	200,000
Accounting fees and expenses	1,100,000
Legal fees and expenses	1,980,000
Printing and engraving expenses	250,000
Registrar and transfer agent fees and expenses	16,000
Miscellaneous fees and expenses	120,974

Total	$3,700,000

Item 14.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

        As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derives any improper personal benefit.

        Our amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

        Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our amended and restated bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any director, officer, employee, or other enterprise agent for any liability arising out of his action in that capacity, whether or not Delaware law would otherwise permit indemnification.

        We intend to enter into indemnification agreements with each of our directors and executive officers and certain other key employees, a form of which is attached as Exhibit 10.4. The form of agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees in connection with a legal proceeding.

        Reference is made to the underwriting agreement contained in Exhibit 1.1 to this registration statement, indemnifying our directors and officers against limited liabilities. In addition, Section 2.9 of our amended and restated investors' rights agreement, or IRA, contained in Exhibit 4.2 to this registration statement provides for indemnification of certain of our stockholders against liabilities described in our IRA.

        We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

Item 15.    Recent Sales of Unregistered Securities

        The following sets forth information regarding all unregistered securities sold from January 1, 2012 through May 31, 2015 giving effect to a 1-for-1.63 reverse stock split of our capital stock that was effected on June 19, 2015:

        Prior to January 1, 2012, we issued and sold an aggregate of $19,999,998.66 in principal of convertible promissory notes to seven accredited investors, accruing interest at a rate of 0.20% per annum. On February 20, 2013, all outstanding principal and unpaid accrued interest in connection with such convertible promissory notes were converted into shares of our Series D preferred stock at $4.8819 per share.(1)

        On January 28, 2013, we issued and sold an aggregate of $2,000,000.00 in principal of convertible promissory notes to six accredited investors, accruing interest at a rate of 2.0% per annum, compounded annually. On February, 20, 2013, all outstanding principal and unpaid accrued interest in connection with such convertible promissory notes were converted into shares of our Series E preferred stock at $6.0199 per share.(1)

        On February 20, 2013, we issued an aggregate of 5,485,123 shares of our Series C preferred stock at $2.2168 per share to nine accredited investors in exchange for the cancellation of certain outstanding convertible promissory notes, the aggregate outstanding principal and unpaid accrued interest equal to approximately $12,159,430.(1)

        On February 20, 2013, we issued an aggregate of 4,106,523 shares of our Series D preferred stock at $4.8819 per share to seven accredited investors in exchange for the cancellation of certain outstanding convertible promissory notes, the aggregate outstanding principal and unpaid accrued interest equal to approximately $20,047,440.(1)

        From February 20, 2013 to July 26, 2013, we issued and sold an aggregate of 5,884,594 shares of our Series E preferred stock at $6.0199 per share to 20 accredited investors for an aggregate consideration of approximately $35,424,812.(1)

        On April 18, 2013, we issued to Royalty Opportunities S.á r.l., a warrant to purchase up to 376,691 shares of our common stock at $2.3229 per share. The warrant has a net exercise provision and contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain patent registrations, stock dividends, stock splits, recapitalizations, reclassifications, consolidations and other fundamental transactions.(1)

        From November 20, 2014 to December 11, 2014, we issued and sold an aggregate of 4,348,535 shares of our Series F preferred stock at $12.7629 per share to eight accredited investors for an aggregate consideration of approximately $55,499,987. On November 20, 2014, we issued warrants to purchase an aggregate of 429,440 shares of common stock at $0.0163 per share to 20 accredited investors. The warrant has a net exercise provision and contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, recapitalizations, reclassifications, consolidations and other fundamental transactions.(1)

        We have granted to our directors, officers and employees options to purchase 9,704,311 shares of common stock under our 2007 Amended and Restated Stock Plan, as it may have been further amended, with per share exercise prices ranging from $1.141 to $7.4491, and issued 4,348,602 shares of common stock upon exercise of such options for aggregate consideration of $477,105.32, at exercise prices ranging from $0.0652 to $3.7816.(2)

        Except with respect to the sale and issuance of our Series E preferred stock in February 20, 2013, in which Leerink Swann LLC received a commission in connection with such sale, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The Registrant believes that each transaction was exempt from the registration requirements of the Securities Act in reliance on the following exemptions:

  (1)
  These transactions were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients made representations to us that such recipient was an "accredited investor," as defined under Rule 501 of the Securities Act, and that such recipient had adequate information about us or had adequate access, through their relationships with us, to information about us.

  (2)
  These transactions were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate information about us or had adequate access, through their relationships with us, to information about us.

Item 16.    Exhibits and Financial Statement Schedules

  (a) Exhibits.    We have filed the exhibits listed on the accompanying Exhibit Index, which is incorporated herein by reference.

  (b) Financial Statement Schedules.    All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or related notes, which is incorporated herein by reference.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on the 30th day of June, 2015.

NATERA, INC.
By:	/s/ HERM ROSENMAN Herm Rosenman Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name		Title	Date
/s/ MATTHEW RABINOWITZ Matthew Rabinowitz		Chief Executive Officer (Principal Executive Officer), President and Chairman	June 30, 2015
/s/ HERM ROSENMAN Herm Rosenman		Chief Financial Officer (Principal Financial and Accounting Officer)	June 30, 2015
* Jonathan Sheena		Chief Technology Officer and Director	June 30, 2015
* Roelof F. Botha		Director	June 30, 2015
* Todd Cozzens		Director	June 30, 2015
* Edward C. Driscoll, Jr.		Director	June 30, 2015
* James I. Healy		Director	June 30, 2015
* John Steuart		Director	June 30, 2015
*By:	/s/ MATTHEW RABINOWITZ Attorney-in-Fact

 EXHIBIT INDEX

Exhibit Number		Description
1.1	†	Form of Underwriting Agreement.
3.1	†	Restated Certificate of Incorporation of the Registrant, as amended.
3.1.1	†	Certificate of Amendment of Restated Certificate of Incorporation of Registrant, dated June 19, 2015.
3.2	†	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering.
3.3	†	Amended and Restated Bylaws of the Registrant.
3.4	†	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of this offering.
4.1	†	Form of Common Stock Certificate.
4.2	†	Amended and Restated Investors' Rights Agreement, dated November 20, 2014.
5.1	†	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.
10.1	†	2007 Stock Plan and form of agreements thereunder.
10.2	†	2015 Equity Incentive Plan and forms of agreements thereunder.
10.3	†	2015 Employee Stock Purchase Plan.
10.4	†	Form of Indemnification Agreement, by and between Registrant and each of its directors and executive officers.
10.5	†	Sublease Agreement, dated December 13, 2011, by and between Registrant and Nektar Therapeutics, as amended January 31, 2012 and January 3, 2013.
10.6	†	Sublease Agreement, dated March 21, 2014, by and between Registrant and Intrexon Corporation.
10.7	†**	Loan and Security Agreement, dated November 21, 2011, by and between Registrant and Comerica Bank, as amended on January 27, 2012, May 31, 2012, January 28, 2013, April 18, 2013 and December 18, 2014.
10.8	**	Credit Agreement, dated April 18, 2013, by and between Registrant and ROS Acquisition Offshore LP, as amended on June 6, 2014 and April 9, 2015.
10.8.1	†	Guarantee, dated April 18, 2013, by and between Natera International, Inc. and ROS Acquisition Offshore LP.
10.8.2	**	Pledge and Security Agreement, dated April 18, 2013, by and between the Registrant, Natera International, Inc., and ROS Acquisition Offshore LP.
10.8.3	**	Royalty Agreement, dated April 18, 2013, by and between Registrant and Royalty Opportunities S.à r.l., as amended on June 6, 2014.
10.9	†	Warrant, dated April 18, 2013, by and between Registrant and Royalty Opportunities S.á r.l.
10.10	†	Warrant, dated November 2, 2009, by and between Registrant and Silicon Valley Bank.
10.11	†	Form of Warrant to Purchase Common Stock.
10.12	†	Form of Warrant to Purchase Common Stock.
10.13	**	Supply Agreement, dated September 18, 2014, by and between Registrant and Illumina, Inc., as amended (conformed copy).
10.14	†	Compensation Program for Non-Employee Directors.
10.15	†	Amended Employment Agreement, by and between Registrant and Matthew Rabinowitz, dated June 7, 2007.
10.16	†	Amended Employment Agreement, by and between Registrant and Jonathan Sheena, dated June 7, 2007.
10.17	†	Offer Letter, by and between Registrant and Herm Rosenman, dated January 17, 2014.
21.1	†	List of Subsidiaries of the Registrant.
23.1	†	Consent of Independent Registered Public Accounting Firm.
23.2	†	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.1).
24.1	†	Power of Attorney.

†
Previously filed.

**
Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment. Omitted portions have been submitted separately to the Securities and Exchange Commission.

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX